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INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
Semiconductor Packaging Materials Co., Inc.


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 previously filed (Nos. 33-84752 and 33-95762), which have been incorporated by reference into the accompanying Prospectus constituting part of the Registration Statement on Form S-8, of our report dated January 31, 1996 on the consolidated financial statements of Semiconductor Packaging Materials Co., Inc. and Subsidiaries as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in the Semiconductor Packaging Materials Co., Inc. Annual Report on Form 10-KSB for the year ended December 31, 1995.


    /s/ Goldstein Golub Kessler & Company, P.C.
    Goldstein Golub Kessler & Company, P.C.

New York, New York
July 1, 1996